Exhibit 99.1

BioTime Announces Second Quarter 2011 Financial Results and Corporate Developments

ALAMEDA, Calif.--(BUSINESS WIRE)--August 9, 2011--BioTime, Inc. (NYSE Amex: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the quarter ended June 30, 2011 and provided an update on corporate developments.

For the quarter ended June 30, 2011, total revenue (including royalties from product sales and other revenue, revenue recognition of deferred license fees and grant income) was $756 thousand, up 11% from $680 thousand for the same period one year ago. The increase in revenue year-over-year in the second quarter 2011 is primarily attributable to a significant increase in research product sales and an increase in grant income. The increase in second quarter revenue was offset, to a degree, by a decrease in royalties from the sale of Hextend®, BioTime’s blood plasma expander product, and license fees related to Hextend and other plasma expander products under development.

Total expense for the three months ended June 30, 2011 was $5.7 million, compared to an expense of $3.0 million for the second quarter in the prior year. In the second quarter of 2011, research and development and general and administrative expenses increased year-over-year primarily due to our acquisition of ES Cell International Pte. Ltd. and a majority interest in Cell Cure Neurosciences Ltd. during 2010, and increased investment in research and development related to stem cell therapeutic products by other BioTime subsidiaries. BioTime’s subsidiaries have been funded in part by equity investments from the minority shareholders of those subsidiaries.

Net loss attributable to BioTime, Inc. for the three months ended June 30, 2011 was $4.3 million or $0.09 per share, compared to a net loss of $2.3 million or $0.06 per share for the same period one year ago.

Net cash used in operating activities was $6.4 million for the three months ended June 30, 2011 compared to $3.0 million for the three months ended June 30, 2010, again reflecting the growth of the company and the research and development programs of its subsidiaries.

Cash and cash equivalents totaled $27.4 million as of June 30, 2011, compared with $33.3 million as of December 31, 2010. During the three and six months ended June 30, 2011, BioTime received, respectively, total cash of $138 thousand and $614 thousand from the exercise of stock options and stock purchase warrants. BioTime also received $214 thousand from the issuance of shares of common stock by its subsidiary ReCyte Therapeutics, Inc.

Highlights in BioTime’s business during the second quarter include:

  The issuance of the first of two U.S. patents covering the composition of Glycosan hydrogels manufactured by BioTime’s subsidiary, OrthoCyte Corporation. Glycosan hydrogels include products developed for use in stem cell research and HyStem®-Rx, a product slated for near-term development as a medical device for the delivery of adipose tissue or other adult stem cells or therapeutic cells derived from embryonic stem cells in reconstructive surgery and other surgical procedures.
  The completion of human genome sequencing for five human embryonic stem cell lines manufactured by BioTime’s subsidiary, ES Cell International Pte. Ltd. (ESI). The complete human genome sequencing of these cell lines will provide quality control information assuring researchers and potential clinical investigators of the normality of products manufactured from the cells.
  The approval of two ESI human embryonic stem cell lines, ESI-014 and ESI-017, for inclusion in the National Institutes of Health Human Embryonic Stem Cell Registry, allowing use of these lines in Federally funded research.
  The launch of five ESI human embryonic stem cell lines and over 140 human embryonic progenitor lines at the International Society of Stem Cell Research Annual Meeting in Toronto, Canada.
  The appointment of William P. Tew, Ph.D. as BioTime’s Chief Commercial Officer. Dr. Tew was a founder and Chief Executive Officer of Glycosan BioSystems before its acquisition by BioTime’s OrthoCyte Corporation, and will head all commercial operations for BioTime and its subsidiaries including marketing and sales of products, development of stem cell and hydrogel products, and compliance with government regulations pertaining to the manufacture of products under current Good Manufacturing Processes.

“The second quarter marked a period of increasing visibility for our stem cell and hydrogel products,” said Michael D. West, Ph.D., BioTime’s President and CEO. “In the near future, we expect to put considerable effort into marketing our products to the research and scientific community as we lay the groundwork for becoming a leading provider of best-in-class products designed to transition from research to clinic use.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

BIOTIME INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31,
	(unaudited)	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,381,941	$33,324,924
Inventory	56,843	45,470
Prepaid expenses and other current assets	1,981,199	2,202,284
Total current assets	29,419,983	35,572,678
Equipment, net	1,217,646	710,766
Deferred license and consulting fees	1,109,035	1,550,410
Deposits	65,892	51,900
Intangible assets, net	21,645,188	15,386,905
TOTAL ASSETS	$53,457,744	$53,272,659
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,779,194	$1,929,874
Deferred grant income	286,815	261,777
Deferred license revenue, current portion	220,873	288,306
Total current liabilities	3,286,882	2,479,957
Commitments and contingencies
LONG-TERM LIABILITIES:
Deferred license revenue, net of current portion	975,821	1,048,757
Deferred rent, net of current portion	27,972	-
Other long-term liabilities	297,590	318,288
Total long-term liabilities	1,301,383	1,367,045
EQUITY:
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 48,869,323 and 47,777,701 at June 30, 2011 and December 31, 2010, respectively	108,347,780	101,135,428
Contributed capital	93,972	93,972
Accumulated other comprehensive (loss)/income	(701,204)	897,338
Accumulated deficit	(71,596,731)	(63,954,509)
Total shareholders' equity	36,143,817	38,172,229
Noncontrolling interest	12,725,662	11,253,428
Total equity	48,869,479	49,425,657
TOTAL LIABILITIES AND EQUITY	$53,457,744	$53,272,659

BIOTIME INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES:
License fees	$41,361	$58,216	$146,546	$131,442
Royalty from product sales	177,226	215,293	393,197	512,294
Grant income	442,244	395,095	857,855	790,191
Sale of research products	94,722	11,674	183,809	13,479
Total revenues	755,553	680,278	1,581,407	1,447,406

EXPENSES:
Research and development	(3,285,286)	(1,429,027)	(6,143,222)	(2,588,978)
General and administrative	(2,451,261)	(1,566,675)	(4,444,644)	(2,499,973)
Total expenses	(5,736,547)	(2,995,702)	(10,587,866)	(5,088,951)
Loss from operations	(4,980,994)	(2,315,424)	(9,006,459)	(3,641,545)

OTHER INCOME (EXPENSES):
Interest income/(expense), net	5,124	(99)	11,851	(157)
Other income/(expense), net	(24,446)	(38,263)	50,007	(24,108)
Total other income/(expense), net	$(19,322)	$(38,362)	$61,858	$(24,265)

NET LOSS	(5,000,316)	(2,353,786)	(8,944,601)	(3,665,810)
Net loss attributable to the noncontrolling interest	$722,388	$94,011	$1,302,379	$119,272
Net loss attributable to BioTime, Inc. (1)	$(4,277,928)	$(2,259,775)	$(7,642,222)	$(3,546,538)
Foreign currency translation loss	(928,536)	(5,910)	(1,598,542)	(5,910)
COMPREHENSIVE NET LOSS (2)	$(5,206,464)	$(2,265,685)	$(9,240,764)	$(3,552,448)
BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.09)	$(0.06)	$(0.16)	$(0.10)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	48,835,672	37,562,372	48,572,550	35,651,404

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation loss of $ 928,536 and $1,598,542 for the three and six months ended June 30, 2011, respectively arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Barbara JL Domingo, 510-521-3390 ext. 313
bdomingo@biotimemail.com
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com